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                                                                    EXHIBIT 99.2

                             [LETTERHEAD OF PIMCO]

FOR IMMEDIATE RELEASE

                     PIMCO ADVISORS AND OPPENHEIMER GROUP
                           SIGN DEFINITIVE AGREEMENT

NEWPORT BEACH, CA (February 14, 1997) -- PIMCO Advisors L.P. (NYSE: PA) and Oppenheimer Group, Inc. and its subsidiary, Oppenheimer Financial Corp., today jointly announced they have signed a definitive agreement for PIMCO Advisors and its affiliate, Thomson Advisory Group Inc. (TAG Inc.), to acquire a one-third, managing general partner interest in Oppenheimer Capital, the 1 percent general partner interest in Oppenheimer Capital, L.P. (NYSE: OCC) and 100% of the stock of Advantage Advisers, an affiliate of Oppenheimer Group which manages eight closed-end funds. The transaction covers only the private interests Oppenheimer Group holds in Oppenheimer Capital and Oppenheimer Capital, L.P. and does not include the publicly traded units of Oppenheimer Capital, L.P. The acquisition is subject to certain client, lender, IRS and other approvals, expected to take up to six months to complete.

The agreement provides for an overall price of approximately $265 million in preferred stock and assumption of debt. To facilitate the acquisition, Oppenheimer Group will spin off all of its stock in Oppenheimer Financial, which will own the brokerage business of Oppenheimer & Co., Inc. TAG Inc., a limited partner of PIMCO Advisors, will then issue approximately $233 million of convertible preferred stock to the shareholders of Oppenheimer Group and will assume approximately $32 million in debt in exchange for the two general partner interests and the stock of Advantage Advisers. Subsequent to that exchange, TAG Inc. will contribute the general partner interest in Oppenheimer Capital to PIMCO Advisors, which will issue approximately $233 million of new Class A Limited partner units, at $25.50 per unit, to TAG Inc. After the closing of the transaction, operating results for PIMCO Advisors will include its proportionate share of the operating results of Oppenheimer Capital.

With $110 billion in assets managed by PIMCO Advisors and $48 billion managed by Oppenheimer Capital, the transaction will create one of the nation's largest investment management firms. The acquisition is expected to diversify product lines and distribution channels for PIMCO Advisors. Approximately 73 percent of PIMCO Advisors assets under management are now in fixed income investments, while approximately 78 percent of Oppenheimer Capital's assets under management are in equity investments.
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Oppenheimer Capital will function as an indirect subsidiary of PIMCO Advisors with the same investment personnel and process it now employs. The transaction will have no impact on existing services to clients of PIMCO Advisors, Oppenheimer Capital or Oppenheimer & Co., Inc. the companies said.

Oppenheimer Capital is one of the nation's leading investment management firms, with more than $48 billion in assets under management. It is well known for its value-based investment disciplines, primarily in equity management, serving a broad range of institutional clients, including public and private funds, jointly trusteed funds, endowments, foundations, and individuals. Oppenheimer Capital is headquartered in New York, NY.

PIMCO Advisors is a leading investment management organization with more than $110 billion in assets under management. Its six affiliated investment management firms are widely recognized for providing consistent performance and high quality service for many of the nation's corporate and public pension funds, endowments and foundations. Its affiliated mutual fund complex provides institutional-quality investment management to individual investors and institutions. The partnership is headquartered in Newport Beach, CA.

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